Exhibit 5.1

Date	|	5 February 2021
Our ref	|	01416740
Your ref	|

Iterum Therapeutics plc

Block 2, Floor 3

Harcourt Centre, Harcourt Street

Dublin 2,

Ireland

Iterum Therapeutics plc (the Company)

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 563531) in connection with the offering, issuance and sale by the Company of the following securities (the Securities):

•

Up to 40,000,000 ordinary shares in the capital of the Company with a nominal value of US$0.01 each (Ordinary Shares) (the Offering Shares), and which includes 5,217,391 Ordinary Shares that may be sold pursuant to the exercise of an option to purchase additional Ordinary Shares (the Underwriter Option); and

•

Underwriter warrants (the Underwriter Warrants) to purchase 2,800,000 Ordinary Shares (the Underwriter Warrant Shares, and together with the Offering Shares, the Shares), and which includes Underwriter Warrants to purchase 365,217 Ordinary Shares which may be issued on the exercise of the Underwriter Option, pursuant to (i) a registration statement on Form S-3 (File No. 333- 232569), filed by the Company on 5 July 2019 with the U.S. Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act) and declared effective on 16 July 2019, and the prospectus contained therein (the Base Prospectus), and any amendments or supplements thereto (the Registration Statement) for the registration of, among other things, Ordinary Shares which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an initial aggregate offering price not to exceed $150,000,000; and (ii) the prospectus supplement to the Registration Statement dated 3 February 2021 filed by the Company (the Prospectus Supplement), and together with the Base Prospectus, the Base Prospectus) relating to the issuance by the Company of the Shares.

In connection with this Opinion, we have reviewed copies of:

•	the Registration Statement;

•	the Prospectus; and

•	copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

H.C. Wainwright & Co., LLC has acted as underwriter (the Underwriter) to this equity offering, as documented in the amended and restated underwriting agreement between the Company and the Underwriter dated 3 February 2021 (the Underwriting Agreement).

In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, all such corporate records, documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches on 5 February 2021 (being the last practicable date on which searches could be conducted) in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed:

1

that as of today’s date and at each time Securities are issued, none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired, and that the Securities will be issued in accordance with such resolutions and authorities and the terms of the applicable agreement relating to the Securities;

2

that the issuance of the Securities will be in compliance with the Irish Takeover Panel Act 1997, Takeover Rules 2013, and all applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

3

that the Registration Statement and Prospectus do not constitute (and are not intended/required to constitute) a prospectus within the meaning of Part 23 of the Companies Act 2014 and to the extent that any offer of Shares is being made to investors in any member state of the European Union, the Company is satisfied that the obligation to propose and publish a prospectus pursuant to Irish prospectus law, or in particular pursuant to the European Union (Prospectus) Regulations 2019, does not arise;

4	the absence of fraud on the part of the Company and its respective officers, employees, agents and advisors; and

5

that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Securities; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Securities; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Securities; and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Securities.

Subject to the foregoing and to the within additional qualifications and assumptions, and based upon searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 5 February 2021, we are of the opinion that:

•

the Offering Shares, when issued in accordance with the Underwriting Agreement, including the payment of the relevant purchase price, will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”);

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•

the Underwriter Warrants when (i) delivered against due payment therefor; and (ii) they have been duly authorized, executed and delivered by the Company and the other parties thereto, will be duly authorized, validly issued and binding obligations of the Company; and

•

the Underwriter Warrant Shares when (i) delivered against due payment therefor; and (ii) they have been duly authorized, executed and delivered by the Company and the other parties thereto, will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to Company’s Current Report on Form 8-K filed with the SEC, and to the use of our name therein and in the related prospectus and in any prospectus supplement under the caption “Legal Matters.”

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody

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